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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

The Board of Directors
Pinnacle Systems, Inc.:

We consent to incorporation herein by reference of our report dated July 27, 2001 except as to Note 12, which is as of September 19, 2001, relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, and the related financial statement schedule, which report appears in the June 30, 2001, annual report on Form 10-K of Pinnacle Systems, Inc.

We also consent to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP


Mountain View, California
October 25, 2001